NEWS RELEASE

800 Cabin Hill Drive, Greensburg, PA 15601-1689

Media contact:	Investor contact:
David Neurohr	Max Kuniansky
Director, External Communications	Executive Director, Investor Relations
Phone: (724) 838-6020	and Corporate Communications
Media Hotline: (888) 233-3583	Phone: (724) 838-6895
E-mail: dneuroh@alleghenyenergy.com	E-mail: mkunian@alleghenyenergy.com

FOR IMMEDIATE RELEASE

Allegheny Energy Names New Member to Board of Directors

GREENSBURG, Pa., February 25, 2008—Allegheny Energy, Inc. (NYSE: AYE) announced that Christopher D. Pappas has been named to the company’s Board of Directors, effective immediately.

Mr. Pappas is President, Chief Operating Officer and a member of the Board of Directors of NOVA Chemicals (NYSE: NCX), a major producer of plastics and chemicals. He joined NOVA Chemicals in 2000 as a Senior Vice President following positions with Coatings.com, DuPont Dow Elastomers, Inc., and Dow Chemical. He is a director of WQED Public Television in Pittsburgh and a member of the Board of Trustees at Sewickley Academy, an independent school. Mr. Pappas holds a Bachelor of Science degree in civil engineering from The Georgia Institute of Technology and an MBA from The Wharton School of Business at The University of Pennsylvania.

“Chris’s business and operational experiences and capabilities will be exceptionally helpful to us as we build a high-performance organization. We welcome Chris to our board,” said Paul J. Evanson, Chairman, President and Chief Executive Officer.

Allegheny Energy

Headquartered in Greensburg, Pa., Allegheny Energy is an investor-owned electric utility with total annual revenues of over $3 billion and more than 4,000 employees. The company owns and operates generating facilities and delivers low-cost, reliable electric service to nearly 1.6 million customers in Pennsylvania, West Virginia, Maryland and Virginia. For more information, visit the company’s Web site at www.alleghenyenergy.com.

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